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                                                                    EXHIBIT 10.4

                             M-TRON INDUSTRIES, INC.
                               100 DOUGLAS STREET
                                  P.O. BOX 630
                                YANKTON, SD 57078




January 7, 1999



Robert R. Zylstra
12329 Ethan Avenue
White Bear Lake, MN 55110

Dear Bob:


The following summarizes our agreement regarding your retention by M-tron Industries, Inc. (the "Company"), effective January 24, 2000.



1. POSITION. You will serve as President and Chief Executive Officer of the Company. You will also be made a director of the Company.


2. COMPENSATION. You are to receive a base salary, bonus potential and equity incentive as set forth herein.

                  (a) BASE SALARY. Your initial base salary will be $175,000 per year payable semi-monthly.

                  (b) BONUS PROGRAM. You will develop and recommend to the Board of Directors of the Company a bonus program applicable to you and the other principal executives of the Company for Year 2000 and beyond.

                  (c) BONUS. Your bonus for the year ended December 31, 2000 will be not less than $100,000 provided that the Company meets its plan target for EBITDA (calculated in the manner as set forth in Schedule A hereto) of $3,832,000 for said year. The upside follows the formula in the bonus program adopted in Paragraph 2.(b) above. The bonus will be paid as soon as practical after the end of Year 2000.

                  (d) EQUITY INCENTIVE. It is the parties' intention to provide you with an equity incentive, intended to be approximately 3% as set forth herein.


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                     (i) COMPANY GOES PUBLIC. If the Company shall complete an
                         initial public offering ("IPO") of its common stock during your employment and prior to January 24, 2003, you shall be entitled to purchase at the time of the IPO shares of common stock of the Company equal to 3% of the outstanding shares of common stock immediately after the IPO. The purchase price for the stock will be 33 1/3% of the public offering price payable in cash or, with the Company's agreement, structured notes secured by the stock. The exact structure of your ownership will be structured by the Company at the time with the Company's tax, book accounting and "blue sky" law implications taking dominant importance versus your tax position. It is anticipated that the Company will adopt a stock option program at the time of an IPO and you will be entitled to participate therein. You will agree to such restrictions on the shares of stock or options acquired by you as the underwriters for the IPO may request. The certificates for such shares and for any shares of Lynch Corporation issued pursuant to Paragraph 2(d)(ii) shall contain such legends including without limitation a securities acts legend as the Company deems appropriate.

                         (ii) COMPANY DOES NOT GO PUBLIC. If the Company has not done an IPO by January 24, 2003 and if you are then employed by the Company, you shall be entitled, upon any termination of your employment to an inputed equity value benefit ("IEVB") equal to 3% of the increase in the economic value of the Company from January 1, 2000 through the end of the last fiscal quarter next preceding termination of your employment (the "Valuation Date"). The economic value of the Company at January 1, 2000 shall be deemed to be 7.5 times the EBITDA (plus cash and marketable securities and minus debt) of the Company for the year ended December 31, 1999 (calculated in the manner set forth on Schedule A hereto), and the value at the Valuation date shall be
                         7.5 times the EBITDA (plus cash and marketable securities and minus debt) of the Company for the twelve months ended on the Valuation Date (with EBITDA for such twelve month period being calculated in the same manner as on Schedule A). Should there have been any stock issued in connection with any acquisition included in the calculation, the value of the stock issued, at the time of issuance, will be deemed to be debt for purposes of the calculation. The IEVB shall, at the Company's option, be payable either in (a) cash in three (3) equal installments payable on the first, second and third anniversary dates of the

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                         date of your termination of employment and such
                         deferred payments shall bear interest on the outstanding principal amount at an annual rate equal to eight percent (8%), which interest shall be payable in arrears on each of said anniversary dates or (ii) in common stock of Lynch Corporation valued at the average closing market price thereof for the ten trading days on which the stock traded prior to the date of payment. For purposes of this Paragraph 2(d)(ii) only, any sale by Lynch Corporation of a majority of common stock of the Company (other than to its shareholders or in a public offering) or any sale by the Company of all or substantially all of its assets (excluding its investment in Spinnaker Industries, Inc. and any successor investments to Spinnaker Industries, Inc.), in each case other than to an "affiliate" (i.e., a person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the person or entity) of the Company, shall be deemed to be a termination of employment effective as of the date of such event (with you being deemed to have satisfied the three year vesting requirement).

                  (e) EMPLOYEE BENEFIT PROGRAMS. You will also be entitled to participate in all salaried employee benefit programs in effect from time to time at the Company in accordance with their terms.

3. TERM. The term of this Agreement is two years, subject to earlier termination. In the event that you are terminated prior to the expiration of your employment term as provided in this Section 3 ("Terminated") without "good cause," you will be entitled to receive a termination payment equal to your base salary for the remainder of the two year term, payable over such term when salary would otherwise have been payable, as your compensation for such termination. In the event that you are terminated for "good cause," then you shall be entitled only to your base salary through the date of Termination.

         In the event that you are terminated due to a "disability," you shall be entitled to receive your base salary through the date of Termination. You will also be entitled to receive any disability benefits that the Company may have provided to you pursuant to Section 2(e) of this Agreement. A "disability" will have been deemed to occur if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full time performance of your duties under this agreement for a period of three (3) consecutive months. The determination of such a disability may be verified, at the Company's request, by a doctor or


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         medical group selected by the Company.

         In the event of your death, your estate shall be entitled to receive your base salary through the date of your death and any other benefits to which your estate may be entitled pursuant to Section 2(e) of this agreement.

4. YANKTON. You will move to the Yankton, ND area as soon as practicable. The Company will reimburse you for moving expenses pursuant to the terms of the Company's general policy, subject to a maximum of $50,000.

5. RULES/CONFIDENTIALITY/NON-COMPETE. You shall obey all rules, regulations and policies of the Company including, without limitation those set out in the Salaried Employees Handbook as it may be amended from time to time. In addition, you agree to be bound by the confidentiality and non-competition provisions set forth in Schedule B hereto.

6. (a) For purposes of this Agreement, "good cause" shall mean that you shall have (i) willfully or grossly neglected your duties as President, Chief Executive Officer and a director of the Company and those that may be assigned to you by the Board of Directors of the Company or any subsidiary, (ii) continually failed to devote your full time and attention to the Company and its subsidiaries and your duties, (iii) committed fraud, embezzlement or misappropriation in connection with your employment with the Company or any subsidiary, (iv) committed a felony or crime involving moral turpitude, or (v) materially breached any covenants or obligations contained in this Agreement or any other agreement or instrument applicable to you.

         (b) All calculations of EBITDA, cash, marketable securities, and debt and/or other value or economic value of the Company contemplated in this Agreement shall exclude entirely the Company's investment in Spinnaker Industries, Inc. and any successor investments to Spinnaker Industries, Inc. It is also understood that the Company would probably determine not to include any investment in Spinnaker Industries, Inc. and any successor investments to Spinnaker Industries, Inc. in any IPO.



7. This Agreement shall be governed by the internal law of the State of Delaware.

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         If the above is acceptable to you, please sign below where indicated.

                                             Very truly yours,

                                             M-tron Industries, Inc.
AGREED AND ACCEPTED:

Robert R. Zylstra                            By:
                                                   -------------------



By:
    ----------------------


Date:
      --------------------


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                                   SCHEDULE B



CONFIDENTIALITY. You covenant and agree with the Company that you will not either during the term of your employment, or at any time thereafter, directly or indirectly, divulge, communicate or disclose to anyone any information concerning the business or affairs of the Company without regard to whether the information would be deemed confidential, material or important; provided, however, that this provision shall not apply, during your employment with the Company, to disclosure by you in the ordinary course of the Company's business in furtherance of the Company's business and subject to confidentiality agreements as appropriate. In this regard, you also acknowledge having read a document entitled "Lynch Corporation and Subsidiaries Policy Statement on Business Conduct and Conflicts of Interest," the terms of which are adopted as part of this agreement by reference thereto. Upon any termination of employment you will return to the Company all materials in your possession, (including copies and computer materials) relating to the Company or its business.

NON-COMPETE. The Company and you mutually acknowledge that the Company's operations are global in nature and it has customers/suppliers world-wide. During the term of your employment and for a period of two years immediately after termination of employment, you will not, either directly or indirectly, make known or divulge to anyone the names or addresses of any of the customers/suppliers of the Company who were customers/suppliers during your employment; provided, however, that this provision shall not apply, during your employment with the Company, to disclosure by you in the ordinary course of the Company's business in furtherance of the Company's business and subject to confidentiality agreements as appropriate. Furthermore, you will not, during the term of your employment and for a period of two years immediately after termination of employment, directly or indirectly, (i) act as a director, officer or executive or managerial employee of, consultant to, or own more than 1% of any class of stock of, any person or entity that competes with the Company as to any products or services manufactured, distributed, marketed, sold or offered for sale during the term of your employment; provided that you may be employed by a multi-industry company if you work solely for a subsidiary or division which does not, directly or indirectly, so compete with the Company, do not provide, directly or indirectly, any advise or assistance to any part of the multi-industry company that does so compete with the Company, and do not otherwise, directly or indirectly, violate any provisions of this Schedule B,
(ii) either for yourself or any other person, firm or corporation, call upon, solicit, divert or take away or attempt to solicit, divert, call upon or take away any of the customers/suppliers of the Company who were customers/suppliers during your employment or any officers, employees or agents of the Company.

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The provisions of this Schedule B shall be limited to the extent necessary to comply with any applicable law which might otherwise invalidate any provision(s) of this Schedule B.



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DRAFT

                             M-TRON INDUSTRIES, INC.
                               100 DOUGLAS STREET
                                  P.O. BOX 630
                                YANKTON, SD 57078



                                                              October   , 2000



Mr. Robert R. Zylstra
C/o M-tron Industries, Inc.
100 Douglas Street
P.O. Box 630
Yankton, SD 57078

Dear Mr. Zylstra:

         We refer to the Letter Agreement (the "Agreement") dated January 7, 2000, between M-tron Industries, Inc. ("M-tron-SD") and yourself relating to your employment by M-tron-SD and, in particular, to Paragraph 2(d)(i) thereof.

         As you know, M-tron Industries, Inc., a Delaware corporation ("M-tron-D") and the proposed successor to the business of M-tron-SD, is filing a registration statement with the Securities and Exchange Commission with respect to a rights offering (the "Offering") of up to approximately 1,007,000 shares of its Class A Common Stock to the shareholders of Lynch Corporation. In connection therewith, M-tron-SD and you hereby agree to amend Paragraph 2(d)(i) of the Agreement in its entirety to read as follows:

         "Upon consummation of the Rights Offering (the "Closing"), you will be granted options to purchase 225,000 shares of Class A Common Stock of M-tron-D at an option price of $5 per share. In addition, on each of the first three anniversaries of Closing, you will be granted options to purchase 75,000 shares of Class A Common Stock of M-tron-D at an option price equal to the fair market value of a share of Class A Common Stock on the date of grant; provided however, that (i) you are an employee of M-tron-D on the date of grant and (ii) the net income of M-tron-D


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for the preceding calendar year (determined by M-tron-D in accordance with generally accepted accounting principles ("GAAP") equals at least 18% of the average of the beginning and ending shareholders equity of M-tron-D for that year (determined by M-tron-D in accordance with GAAP). If the Closing shall take place in December 2000, the reference to "preceding calendar year" shall mean the calendar year of the date of grant for purposes of satisfying the foregoing net income proviso.

         The options will be granted under M-tron-D's 2000 Stock Option Plan (the "Plan"). The options so granted will vest as to 75% of the options in a grant on the third anniversary of the date of grant and as to 25% of the options in a grant on the fourth anniversary of the date of grant. The options shall expire on the tenth anniversary of the date of grant subject to earlier termination if your employment with M-tron-D shall for any reason terminate prior to such tenth anniversary. The options shall be subject to such terms and conditions as the Committee administering the Plan shall determine."

         This Amendment shall become effective upon the Closing and shall become null and void if, for any reason the Rights Offering is not consummated.

         Except as amended hereby, the Agreement shall remain in full force and effect.

                                                     Very truly yours,

                                                     M-tron Industries, Inc.,
                                                     A South Dakota corporation



                                                     By:
                                                         ----------------------
                                                         Louis A. Guzzetti, Jr.
                                                         Chairman

Agreed and accepted:



                 L.S.
---------------------
Robert R. Zylstra